Exhibit 99.1

Synergy Resources Reports First Quarter 2016 Results

Production increased 65% year over year

Denver, CO—(Marketwired - 5/3/2016) — Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused on the Greater Wattenberg Area of the Denver-Julesburg Basin, reported its first quarter results for the period ended March 31, 2016.

First Quarter 2016 Financial Highlights

•                  Revenues were $18.3 million

•                  Net Loss was $51.4 million or $(0.42) per diluted share in the quarter which includes a full cost ceiling impairment charge of $45.6 million or $(0.37) per diluted share

•                  Adjusted EBITDA of $10.2 million (see further discussion regarding the presentation of adjusted EBITDA in “About Non-GAAP Financial Measures” below)

•                  As of March 31, 2016, the Company’s cash and equivalents totaled $50.9 million and it had $145.0 million of availability on its credit facility for total liquidity of $195.9 million

Operational Highlights

•                  Net oil and natural gas production increased 65% to 1,047 MBOE, as compared to 633 MBOE the same year ago quarter, and averaged 11,510 BOE per day (BOE/d) versus an average of 7,029 BOE/d in the same period a year ago

First Quarter 2016 Financial Results

Revenues in the first quarter of 2016 were $18.3 million, down from $18.9 million in the same year ago quarter.  Higher year-over-year production volumes were more than offset by lower commodity prices.  In the first quarter of 2016, the average realized price per barrel of oil was $23.89 versus a realized price per barrel of $37.35 in the year ago quarter, and the average realized price per Mcf for natural gas was $1.82 compared to $3.35 in the first quarter of 2015. The 2016 first quarter’s net loss totaled $51.4 million or $(0.42) per diluted share compared to a net loss of $1.0 million or $(0.01) per diluted share in the year ago quarter.  The first quarter 2016 net loss includes a full cost ceiling impairment charge of $45.6 million.  Considering the effect of the income tax provision, which was impacted by the related valuation allowance change, the impairment charge reduced diluted earnings per share by $0.37.  Adjusted EBITDA in the first quarter was $10.2 million as compared to $20.8 million in the year ago quarter.

Under the full cost ceiling impairment test, the value of the Company’s reserves is calculated using the average of the published spot prices for WTI oil (per barrel) as of the first day of each of the previous twelve months, as well as the average of the published spot prices for Henry Hub (per MMBtu) as of the first day of each of the previous twelve months, each adjusted by lease or field for quality, transportation fees and regional price differentials.  The March 31, 2016 ceiling test used average realized prices of $37.32 per barrel and $2.41 per Mcf, which were lower than the December 31, 2015 prices of $41.33 per barrel and $2.60 per Mcf, a decrease of approximately 10% and 7%, respectively.  Using these prices, the Company’s net capitalized costs for oil and natural gas properties exceeded the ceiling amount by $45.6 million at March 31, 2016, resulting in immediate recognition of a ceiling test impairment.

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

Net Production and Sales Prices Comparison

	Three Months Ended			% Change
Net Volumes (in thousands)	3/31/2016	12/31/2015*	3/31/2015	Sequential Quarter	Qtr.-over- Qtr.
Crude Oil (Bbls)	527	na	361	na	46%
Natural Gas (Mcf)	3,121	na	1,630	na	91%
Sales Volumes: (BOE)	1,047	na	633	na	65%
Average Daily Volumes
Daily Production (BOE/day)	11,510	10,822	7,029	6%	64%
Product Price Received
Crude Oil ($/Bbl)	$23.89	$34.65	$37.35	(31)%	(36)%
Natural Gas ($/Mcf)	$1.82	$2.43	$3.35	(25)%	(46)%

* Amounts determined using data from the four months ended December 31, 2015 na - not applicable as inclusion of figures would result in the comparison of data for the three months ended March 31, 2016 and 2015 to data for the four months ended December 31, 2015

	Three Months Ended			% Change
Unit Cost Analysis	3/31/2016	12/31/2015*	3/31/2015	Sequential Quarter	Qtr.-over- Qtr.
Average Realized Price ($ BOE)	$17.45	$25.86	$29.94	(33)%	(42)%
Lease Operating Expense ($ BOE)	4.10	4.41	6.51	(7)%	(37)%
Production Tax ($ BOE)	1.75	2.35	2.86	(26)%	(39)%
DD&A Expense ($ BOE)	11.55	14.22	22.24	(19)%	(48)%

Non-Cash G&A Expense ($ BOE)	2.41	6.45	2.14	(63)%	13%
Cash G&A Expense ($ BOE)	4.70	7.09	4.31	(34)%	9%
Total G&A Expense ($ BOE)	7.11	13.54	6.45	(47)%	10%

* Amounts determined using data from the four months ended December 31, 2015

Operations Update

The Company continues to operate one drilling rig and, as noted below, the rig is currently on the Company’s Fagerberg Pad.  Completion operations are underway on the Vista Pad.  Both pads are located in Weld County, Colorado. Below is a pad by pad synopsis of recent well performance, current operations and the remaining 2016 drilling plan.  Please note that the Working Interest and Net Revenue Interest percentages are subject to change through acquisitions, pooling, trades, swaps, earning agreements, and other reversionary interests.

•                  Vista Pad: 85% Working Interest (WI); 72% Net Revenue Interest (NRI)

•                  Completed drilling 10 standard length wells

•                  Four wells being completed with sliding sleeves; six wells will be completed through plug and perforation completions

•                  Completion operations are underway with flow back anticipated late second quarter

•                  Fagerberg Pad:  96% WI; 76% NRI

•                  Drilling underway for 14 mid-length wells

•                  All wells drilled with a conventional monobore design and will utilize plug and perforation completions

•                  Bestway Pad:  88% WI; 73% NRI

•                  Four mid length lateral wells

•                  150 day production averaged ~750 BOE/day, (52% oil), exhibiting a type curve above 750M EUR*

•                  Wind Pad: 100% WI; 75% NRI

•                  Eight standard length lateral wells

•                  90 day production averaged ~270  BOE/day, (61% oil), exhibiting a type curve above 250M EUR*

* EUR estimates may not reflect reserves as determined in accordance with SEC rules.

•                  2016 Remaining Drilling Program

•                  Evans Pad:  70% WI; 57% NRI

•      Two separate 11 well pads

•      Utilizing two drilling rigs

•      18 long length lateral wells

•      Four extended length lateral wells

•                  Williams Pad:  99% WI; 76% NRI

•      Nine mid length lateral wells

•      Permitting

Conference Call

The Company will not be holding the previously announced conference call on May 6, 2016.  Please refer to Synergy’s website at www.syrginfo.com for the current corporate presentation and other news and information.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy’s core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin.  The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company’s corporate offices are located in Denver, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company’s actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company’s exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company’s ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company’s capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company’s ability to identify, finance and integrate any future acquisitions; and the volatility of the Company’s stock price.

Reconciliation of Non-GAAP Financial Measures

The Company defines adjusted EBITDA as net loss adjusted to exclude the impact of the items set forth in the table below.  We believe adjusted EBITDA is relevant because similar measures are widely used in our industry.  The following table presents a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss, its nearest GAAP measure:

SYNERGY RESOURCES CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA:
Net loss	$(51,401)	$(993)
Depreciation, depletion, and accretion	12,092	14,077
Full cost ceiling impairment	45,621	—
Income tax benefit	—	(709)
Stock-based compensation	2,519	1,604
Mark to market of commodity derivative contracts:
Total gain on commodity derivatives contracts	(1,680)	(3,461)
Cash settlements on commodity derivative contracts	3,059	13,742
Cash premiums paid for commodity derivative contracts	—	(3,498)
Interest expense (income)	(2)	15
Adjusted EBITDA	$10,208	$20,777

Financial Statements

Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the financial statements, can be found in Synergy’s Edgar Filings at www.sec.gov on Form 10-Q for the period ended March 31, 2016.

SYNERGY RESOURCES CORPORATION

CONDENSED BALANCE SHEETS

(unaudited; in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$50,937	$66,499
Other current assets	32,029	33,199
Total current assets	82,966	99,698

Oil and gas properties and other equipment	488,010	526,847
Goodwill	40,711	40,711
Other assets	4,613	5,360

Total assets	$616,300	$672,616

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	56,011	74,706

Revolving credit facility	—	78,000
Asset retirement obligations	13,676	13,400
Total liabilities	69,687	166,106

Shareholders’ equity:
Common stock and paid-in capital	687,285	595,781
Retained (deficit) earnings	(140,672)	(89,271)
Total shareholders’ equity	546,613	506,510

Total liabilities and shareholders’ equity	$616,300	$672,616

SYNERGY RESOURCES CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited; in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(51,401)	$(993)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, and accretion	12,092	14,077
Full cost ceiling impairment	45,621	—
Provision for deferred taxes	—	(709)
Other, non-cash items	3,898	8,387
Changes in operating assets and liabilities	(2,088)	18,997
Total adjustments	59,523	40,752
Net cash provided by operating activities	8,122	39,759

Cash flows from investing activities:
Acquisition of oil and gas properties	(10,000)	—
Well costs and other capital expenditures	(24,374)	(57,811)
Net proceeds from sales of oil and gas properties	—	3,696
Net cash used in investing activities	(34,374)	(54,115)

Cash flows from financing activities:
Equity financing activities	88,882	190,774
Debt financing activities	(78,192)	—
Net cash provided by financing activities	10,690	190,774

Net (decrease) increase in cash and equivalents	(15,562)	176,418

Cash and equivalents at beginning of period	66,499	39,570

Cash and equivalents at end of period	50,937	215,988
Short term investments	—	—
Cash, equivalents and short term investments	$50,937	$215,988

SYNERGY RESOURCES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015

Oil and gas revenues	$18,273	$18,938

Expenses:
Lease operating expenses	4,299	4,121
Production taxes	1,833	1,807
Depreciation, depletion, and accretion	12,092	14,077
Full cost ceiling impairment	45,621	—
Transportation commitment charge	68	—
General and administrative	7,443	4,081
Total expenses	71,356	24,086

Operating loss	(53,083)	(5,148)

Other income (expense):
Commodity derivatives gain	1,680	3,461
Interest income and (expense), net	2	(15)
Total other income	1,682	3,446

Loss before income taxes	(51,401)	(1,702)

Income tax benefit	—	(709)
Net loss	$(51,401)	$(993)

Net loss per common share:
Basic	$(0.42)	$(0.01)
Diluted	$(0.42)	$(0.01)

Weighted-average shares outstanding:
Basic	121,392,736	97,241,301
Diluted	121,392,736	97,241,301

Released 5/3/2016